Exhibit 99.1

Momentive Performance Materials Inc. 260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

MPM Holdings Inc. Announces Postponement of Initial Public Offering
WATERFORD, N.Y. (November 15, 2017) - MPM Holdings Inc. (“Momentive” or the “Company”) (OTCQX: MPMQ) today announced that it has decided to postpone its planned initial public offering due to adverse market conditions.

“Momentive has developed and executed against a focused strategy of driving the growth of its specialty product portfolio and enhancing its global, integrated operations,” said Jack Boss, Chief Executive Officer and President. “Our successes to date have been clearly demonstrated in our financial results and we are very excited about Momentive’s future growth prospects and outlook. While it is disappointing to have to postpone our initial public offering due to adverse market conditions, we had meaningful interest from the investment community in our Company and have a strong financial position that will allow us to continue to execute against our multi-dimensional growth strategy.”

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Momentive

Momentive is a global leader in silicones and advanced materials, with a 75 plus year heritage of being first to market with performance applications that support and improve everyday life. Momentive delivers science-based solutions for major industries, by linking its custom technology platforms to allow the creation of unique solutions for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com